UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           IBIS TECHNOLOGY CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.008 PER SHARE
                         (Title of Class of Securities)


                                    450909106
                                 (CUSIP Number)

                                DECEMBER 31, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP NO.  450909106                                           PAGE 2 OF 5 PAGES
--------------------                                           -----------------
================================================================================
1     NAMES OF REPORTING PERSONS

      Jeffrey J. Puglisi

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       190,000 shares
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     170,000 shares
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       190,000 shares
        PERSON         ---------------------------------------------------------
         WITH:      8  SHARED DISPOSITIVE POWER
                       170,000 shares
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      360,000 shares
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.3%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------
================================================================================

ITEM 1(A). NAME OF ISSUER:

           Ibis Technology Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           32 Cherry Hill Drive
           Danvers, MA 01923

ITEM 2(A). NAME OF PERSON FILING:

           Jeffrey J. Puglisi

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           399 Park Avenue, 37th floor
           New York, NY 10022

ITEM 2(C). CITIZENSHIP:

           United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.008 par value

ITEM 2(E). CUSIP NUMBER:

           450909106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(c) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]  Broker or Dealer registered under Section 15 of the Act.

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ]  Insurance  Company as defined in Section  3(a)(19) of the
                     Act.

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

            (e) [ ]  An   Investment   Adviser   in   accordance   with  Rule
                     13d-1(b)(1)(ii)(E).

            (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g) [ ] A Parent  Holding  Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) [ ] A Savings  Association  as defined in Section  3(b) of the
                    Federal Deposit Insurance Act .

            (i) [ ] A Church Plan that is excluded  from the  definition of an
                    investment   company  under  Section   3(c)(14)  of  the
                    Investment Company Act of 1940.

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

ITEM 4. OWNERSHIP.

            (a)  Amount beneficially owned:

                 360,000 shares

            (b)  Percent of class:

                 5.3%

            (c)  Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:   190,000 shares
                (ii)  Shared power to vote or to direct the vote: 170,000 shares
                (iii) Sole power to dispose or to direct the
                      disposition of:                             190,000 shares
                (iv)  Shared power to dispose or to direct the
                      disposition of:                             170,000 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Various affiliated persons or entities which are record owners of certain portions of the subject securities have the right to receive dividends from and the proceeds of the sale of such securities. None of such parties owns beneficially more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.


                                   SIGNATURE.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 12, 1999
                                                 -----------------------------
                                                 (Date)

                                                 /s/ Jeffrey J. Puglisi
                                                 -----------------------------
                                                 (Signature)

                                                 Jeffrey J. Puglisi
                                                 -----------------------------
                                                 (Name/Title)